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Sizeler Investigating Potential Unreported Relationships Between First Union and Other Potential Group Members; First Union TRO Denied; Sizeler Commences Legal Action Over First Union's Incomplete and Misleading Securities Filings

NEW ORLEANS, March 15, 2005 - Sizeler Property Investors, Inc. (NYSE: SIZ) today issued the following statement in response to comments about Sizeler's strategic plan reiterated today by Michael Ashner, and his investment vehicle, First Union Equity and Mortgage Investments (NYSE: FUR), in a press release, an SEC filing and a complaint filed in Maryland court. These comments followed the announcement of Sizeler's common stock placement that closed earlier today.

"Ashner's and First Union's statements are littered with disingenuous rhetoric, and contain a self-serving menu of moot proposals that reveal a surprising lack of knowledge about the Company and its balance sheet. These baseless accusations do not change the fact that Sizeler's successful equity placement and planned use of proceeds position us to execute important components of our strategic plan."

Sizeler also reported that the Circuit Court for Baltimore City today denied First Union's motion for a temporary restraining order filed in a late- day, ill-conceived attempt to hold up the previously-closed equity offering.

Sizeler continued, "The priority of Sizeler's Board and management is to build the long-term value of Sizeler to the benefit of all shareholders. The same cannot necessarily be said for First Union and Ashner, each of which in the past, directly or in collaboration with other interests with similar motivations, has been accused of pursuing transactions that put the interests of a select few above those of all equity holders. They sometimes promote these objectives by buying blocks of stock and using 13D and 13G filings with vague and incomplete descriptions of their plans. Ashner appears to be using First Union for exactly these purposes.

"In this regard, Sizeler continues to investigate the potential existence of unreported relationships between First Union and others, some of whom may not have reported their full intentions and relationships in SEC filings. To this end, Sizeler today commenced a legal action against First Union over what it believes are multiple incomplete and misleading Schedule 13D filings," Sizeler concluded.

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